Exhibit 99.1

Freescale Semiconductor Announces First Quarter 2014 Results

AUSTIN, Texas--(BUSINESS WIRE)--April 24, 2014--Freescale Semiconductor, Ltd. (NYSE:FSL) today announced financial results for the first quarter ended April 4, 2014. Highlights include:

GAAP Results	Non-GAAP Results*
Net sales of $1.13 billion Gross margin of 44.8% Loss per share of $0.08	EBITDA** of $244 million Adjusted earnings per share of $0.27

“We continue to see solid progress on our initiatives to increase revenue and improve gross margin,” said Gregg Lowe, president and CEO. “All five product groups generated revenue growth sequentially and year over year. With a 15 percent year-over-year growth in revenue, the company continues to make strides in gaining market share.

“Our results continue to benefit from margin expansion and deleveraging efforts, as our sequential revenue increase of 4 percent drove an adjusted earnings per share growth of 42 percent sequentially.”

First Quarter Highlights

Net sales for the first quarter of 2014 were $1.13 billion, compared to $1.08 billion in the fourth quarter of 2013 and $981 million in the first quarter of 2013.

Operating earnings for the period were $155 million, compared to $145 million in the fourth quarter of 2013 and $104 million in the first quarter of 2013. Operating earnings improved on a sequential and year-over-year basis due to higher sales and improving gross margins, partially offset by increased investments in new products and higher incentive compensation.

Net loss for the first quarter was $23 million, or $0.08 per share, compared to a net loss of $118 million, or $0.46 per share, in the fourth quarter of 2013 and a net loss of $48 million, or $0.19 per share in the first quarter of 2013. First quarter 2014 results included a $59 million loss associated with debt retirement and refinancing transactions completed during the quarter, which will result in lower interest expense in future quarters.

Adjusted operating earnings (defined in Note 1 to the Consolidated Financial Information attached to this press release) for the three months ended April 4, 2014 were $186 million, compared to earnings of $174 million in the fourth quarter of 2013 and $117 million in the first quarter of 2013.

Adjusted net earnings for the first quarter of 2014 were $77 million, or $0.27 per share, compared to $50 million, or $0.19 per share, in the fourth quarter of 2013 and a loss of $8 million, or $0.03 per share, in the first quarter of 2013. Adjusted net earnings improved sequentially and year over year due to improving sales and gross margin along with lower interest expense associated with the company’s capital structure initiatives.

Descriptions of EBITDA**, Adjusted EBITDA, adjusted operating earnings and adjusted net earnings (loss) and the reconciliations to our GAAP results are included in the tables and notes attached to this press release.

Product Group Revenues

The company’s net sales figures for the first quarter of 2014 were as follows:

  Microcontroller net sales were $223 million, compared to $220 million in the fourth quarter of 2013 and $177 million in the first quarter of last year. On a year-over-year basis, Microcontroller revenues benefited from increased sales into distribution and higher sales of applications processors into the automotive market.
  Digital Networking net sales were $249 million, compared to $246 million in the fourth quarter of 2013 and $202 million in the first quarter of last year. Year-over-year networking sales growth was broad based across service provider, enterprise and general embedded segments. Sequentially, the networking business benefited from higher sales of service provider equipment, including wireless base stations in China.
  Automotive Microcontroller net sales were $304 million, compared to $267 million in the fourth quarter of 2013 and $254 million in the first quarter of last year. Automotive Microcontroller sales benefited from growth in all key geographies and in distribution due to growth in semiconductor content and higher automotive production levels.
  Analog and Sensor net sales were $198 million, compared to $190 million in the fourth quarter of 2013 and $177 million in the first quarter of last year. Analog and Sensor sales benefited on a sequential and year-over-year basis from higher sales into the growing worldwide automotive market.
  RF net sales, which include sales of power amplifiers to the wireless infrastructure market, were $113 million, compared to $96 million in the fourth quarter of 2013 and $86 million in the first quarter of last year. On a sequential and year-over-year basis, RF sales increased due to increased spending on 3G and 4G wireless networks, particularly in China.
  Other net sales were $40 million, compared to $63 million in the fourth quarter of 2013 and $85 million in the first quarter of last year. Revenues declined primarily due to lower intellectual property revenue along with lower sales into the wireless handset market, consistent with the company’s prior decision to exit that market.

Other Financial Information

  Capital Expenditures for the quarter were $56 million;
  Cash and Cash Equivalents were $709 million and;
  Adjusted EBITDA* for the latest twelve months ending April 4, 2014 was $949 million.

*Adjusted for various items as indicated and defined in Note 1 to the Notes to the Consolidated Financial Information attached to this press release.

**Reflects EBITDA excluding the effects of other items.

Second Quarter 2014 Outlook

For the second quarter of 2014, the company expects:

  Net sales to be between $1.14 billion and $1.20 billion;
  Gross margins to increase approximately 50 to 75 basis points on a sequential basis.

Conference Call and Webcast

Freescale's quarterly earnings call is scheduled to begin at 4:00 p.m. Central Daylight Time on April 24, 2014. The company will offer a live webcast of the conference call over the Internet at www.freescale.com/investor.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our business strategy, goals and expectations concerning future revenues, operations and margins. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include general economic and business conditions; our ability to meet unscheduled or temporary increases in demand; our substantial indebtedness; our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business; the loss of one or more of our significant customers or strategic relationships; any downturns in the cyclical industry in which we operate; our competitive environment and our ability to make technological advances; interruptions in our production or manufacturing capacity and our ability to obtain supplies; economic conditions in the industries in which our products are sold; maintenance and protection of our intellectual property; political and economic conditions in the countries where we conduct business; geological conditions in some of the earthquake-prone countries where certain of our customers and suppliers are based; the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations; potential product liability or personal injury claims; inability to make necessary capital expenditures; loss of key personnel; the financial viability of our customers, distributors or suppliers; and our ability to achieve cost savings as well as other matters described under "Risk Factors" in our Annual Report on Form 10-K and other filings with the SEC. We undertake no obligation to update any information contained in this press release.

Non-GAAP Financial Measures

Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the company's consolidated financial information prepared under GAAP. The company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release. The company's management believes that these non-GAAP measures provide a more meaningful representation of the company’s ongoing financial performance than GAAP measures alone. In addition, the company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP. You should consider them together with the consolidated financial information located in the tables attached to this press release.

About Freescale Semiconductor

Freescale Semiconductor is a global leader in embedded processing solutions, providing industry leading products that are advancing the automotive, consumer, industrial and networking markets. From microprocessors and microcontrollers to sensors, analog integrated circuits and connectivity - our technologies are the foundation for the innovations that make our world greener, safer, healthier and more connected. Some of our key applications and end-markets include automotive safety, hybrid and all-electric vehicles, next generation wireless infrastructure, smart energy management, portable medical devices, consumer appliances and smart mobile devices.

The company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations around the world. http://www.freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor, Inc. 2014.

Freescale Semiconductor, Ltd.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(in millions, except per share amounts)	Apr 4, 2014	Dec 31, 2013	Mar 29, 2013

Net sales	$1,127	$1,082	$981
Cost of sales	622	607	583
Gross margin	505	475	398
Selling, general and administrative	126	118	111
Research and development	210	195	182
Amortization expense for acquired intangible assets	3	3	3
Reorganization of business and other	11	14	(2)
Operating earnings	155	145	104
Loss on extinguishment or modification of long-term debt	(59)	(135)	(22)
Other expense, net	(103)	(119)	(120)
Loss before income taxes	(7)	(109)	(38)
Income tax expense	16	9	10
Net loss	$(23)	$(118)	$(48)

Loss per common share:
Basic	($0.08)	($0.46)	($0.19)
Diluted (a)	($0.08)	($0.46)	($0.19)

Weighted average common shares outstanding:
Basic	280	258	252
Diluted	285	262	256

Freescale Semiconductor, Ltd.
Reconciliation of Non-GAAP Measures
(Unaudited)

	Three Months Ended
(in millions, except per share amounts)	Apr 4, 2014	Dec 31, 2013	Mar 29, 2013

Adjusted operating earnings	$186	$174	$117
Amortization expense for acquired intangible assets (b)	3	3	3
Non-cash share-based compensation expense (c)	17	12	12
Reorganization of business and other (g)	11	14	(2)
Operating earnings	$155	$145	$104

Adjusted net earnings (loss)	$77	$50	$(8)
Amortization expense for acquired intangible assets (b)	3	3	3
Non-cash share-based compensation expense (c)	17	12	12
Fair value adjustment on interest rate derivatives (d)	-	-	(1)
Deferred and non-current tax impact (e)	10	4	6
Loss on extinguishment or modification of long-term debt (f)	59	135	22
Reorganization of business and other (g)	11	14	(2)
Net loss	$(23)	$(118)	$(48)

Adjusted earnings (loss) per common share:
Basic	$0.28	$0.19	($0.03)
Diluted (a)	$0.27	$0.19	($0.03)

Weighted average common shares outstanding:
Basic	280	258	252
Diluted	285	262	256

Freescale Semiconductor, Ltd.
Product Group Net Sales Information
(Unaudited)

	Three Months Ended
(in millions)	Apr 4, 2014	Dec 31, 2013	Mar 29, 2013

Microcontrollers (1)	$223	$220	$177
Digital Networking (2)	249	246	202
Automotive MCU (3)	304	267	254
Analog & Sensors (4)	198	190	177
RF (5)	113	96	86
Other (6)	40	63	85
Total	$1,127	$1,082	$981

(1) Microcontrollers includes sales for industrial, multi-market, smart energy, healthcare, connectivity and multimedia applications.

(2) Digital Networking includes sales of communication and digital signal processors serving the networking and communications markets.

(3) Automotive MCU includes microcontroller sales serving the automotive market.

(4) Analog & Sensors includes sales of automotive analog, mixed-signal analog and sensor products.

(5) RF includes sales of power amplifiers.

(6) Other includes licensing and sales of intellectual property, sales of products serving the wireless handset market, sales of wafers to other semiconductor companies and other miscellaneous items.

Freescale Semiconductor, Ltd.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions)	Apr 4, 2014	Dec 31, 2013	Mar 29, 2013
ASSETS
Cash and cash equivalents	$709	$747	$767
Accounts receivable, net	464	388	387
Inventory, net	724	733	764
Other current assets	147	127	158
Total current assets	2,044	1,995	2,076

Property, plant and equipment, net	693	681	692
Intangible assets, net	51	52	63
Other assets, net	312	319	308
Total assets	$3,100	$3,047	$3,139

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current portion of long-term debt and capital lease obligations	$35	$93	$28
Accounts payable	447	398	324
Accrued liabilities and other	318	371	515
Total current liabilities	800	862	867

Long-term debt	5,758	6,386	6,361
Other liabilities	393	393	451

Shareholders' deficit	(3,851)	(4,594)	(4,540)
Total liabilities and shareholders' deficit	$3,100	$3,047	$3,139

Freescale Semiconductor, Ltd.
Cash Flow Summary
(Unaudited)

	Three Months Ended
(in millions)	Apr 4, 2014	Dec 31, 2013	Mar 29, 2013

Cash flows from operations	$26	$118	$70

Cash flows from investing activities	$(75)	$(58)	$(33)

Cash flows from financing activities	$10	$(14)	$23

Effect of exchange rate changes on cash and cash equivalents	$1	$1	$(4)

Freescale Semiconductor, Ltd.
EBITDA and Adjusted EBITDA Reconciliations
(Unaudited)

	Three Months Ended
(in millions)	Apr 4, 2014	Dec 31, 2013	Mar 29, 2013

EBITDA excluding the effects of other items	$244	$236	$178
Non-cash share-based compensation expense (c)	17	12	12
Fair value adjustment on interest rate derivatives (d)	-	-	(1)
Loss on extinguishment or modification of long-term debt (f)	59	135	22
Reorganization of business and other (g)	11	14	(2)
EBITDA	157	75	147
Depreciation	43	45	45
Amortization*	19	20	19
Interest expense, net	102	119	121
Income tax expense	16	9	10
Net loss	$(23)	$(118)	$(48)

	Twelve Months Ended Apr 4, 2014
(in millions)

Net loss	$(183)
Interest expense, net	464
Income tax expense	46
Depreciation and amortization expense*	257
Non-cash share-based compensation expense (c)	53
Loss on extinguishment or modification of long-term debt (f)	254
Reorganization of business and other (g)	37
Cost savings (h)	14
Other terms (i)	7
Adjusted EBITDA	$949

*Excludes amortization of debt issuance costs, which are included in interest expense, net.

NOTES TO THE CONSOLIDATED FINANCIAL INFORMATION

Summary of Key Reconciling Items

(a) No dilutive securities have been included in the diluted net loss or adjusted net loss per share calculations in periods where a net loss or adjusted net loss was incurred.

(b) Reflects amortization expense for trademarks/tradenames due to purchase price accounting relating to our acquisition by a consortium of investors in 2006.

(c) Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, "Compensation - Stock Compensation.”

(d) Reflects the change in fair value of our interest rate derivatives which are not designated as cash flow hedges under the provisions of ASC Topic 815, "Derivatives and Hedging.”

(e) Adjustments to reflect cash income tax expense.

(f) Reflects losses on extinguishments and modifications of our long-term debt.

(g) Reflects charges (benefits) related to our reorganization of business programs and other items.

(h) Reflects costs savings that we expect to achieve from initiatives commenced prior to December 31, 2009 under our reorganization of business programs that are in process or have already been completed.

(i) Reflects adjustments required by our debt instruments, including business optimization expenses, relocation expenses and other items.

Note 1

Adjusted operating earnings represents operating earnings adjusted for the amortization of acquired intangible assets, non-cash share-based compensation expense and reorganization of businesses and other charges (benefits). Adjusted operating earnings is not a recognized term under U.S. GAAP. Adjusted operating earnings does not represent operating earnings, as that term is defined under U.S. GAAP, and should not be considered an alternative to operating earnings as an indicator of our operating performance. We have included information concerning adjusted operating earnings because we use such information when evaluating operating earnings to better evaluate the underlying performance of the Company. Adjusted operating earnings as presented herein is not necessarily comparable to similarly titled measures. A reconciliation of adjusted operating earnings to operating earnings, the most directly comparable U.S. GAAP measure, has been included in the preceding tables.

Adjusted net earnings (loss) is net loss, adjusted for certain items that we believe are not indicative of the performance of our ongoing operations. We present adjusted net earnings (loss) as a supplemental performance measure. We believe adjusted net earnings (loss) is helpful to an understanding of our business and provides a means of evaluating our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar items will not recur or that our future results will be unaffected by other items that we consider to be outside the ordinary course of our business. Because adjusted net earnings (loss) facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use adjusted net earnings (loss) for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating the effectiveness of our operational strategies. Adjusted net earnings (loss) has limitations as an analytical tool, and should not be considered in isolation or as a substitute for an analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted net earnings (loss) only supplementally. A reconciliation of adjusted net earnings (loss) to net loss, the most directly comparable U.S. GAAP performance measure, has been included in the preceding tables.

EBITDA (earnings before interest, taxes, depreciation and amortization) excluding the effects of other items is a non-U.S. GAAP financial measure. We have included information concerning EBITDA excluding the effects of other items because we use such information to supplementally evaluate the underlying performance of the Company. EBITDA excluding the effects of other items does not represent, and should not be considered an alternative to, net loss, operating earnings, or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA excluding the effects of other items and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies. A reconciliation of EBITDA excluding the effects of other items to net loss, the most directly comparable U.S. GAAP measure, has been included in the preceding tables.

Adjusted EBITDA as shown in the preceding tables is calculated in accordance with the agreement and indentures governing Freescale Semiconductor, Inc.’s existing notes and senior credit facilities. Adjusted EBITDA is net loss adjusted for certain non-cash and other items that are included in net loss. The ability of our subsidiaries to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to ratios under the indentures and the senior credit facilities based on Adjusted EBITDA calculated for the most recent four fiscal quarters. Accordingly, we believe it is useful to provide the calculation of Adjusted EBITDA to investors for purposes of determining our ability to engage in these activities. Adjusted EBITDA is a non-U.S. GAAP financial measure. Adjusted EBITDA does not represent, and should not be considered an alternative to, net loss, operating earnings, or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The calculation of Adjusted EBITDA in the indentures and the senior credit facilities allows us to add back certain charges that are deducted in calculating net loss. However, some of these expenses may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. We do not report Adjusted EBITDA on a quarterly basis. In addition, the measure can be disproportionately affected by quarterly fluctuations in our operating results, and it may not be comparable to the measure for any subsequent quarter, four-quarter period or any complete fiscal year. A reconciliation of net loss, which is a U.S. GAAP measure of our operating results, to Adjusted EBITDA, calculated as described above, has been included in the preceding tables.

CONTACT:
Freescale Semiconductor, Ltd.
Investors:
Mitch Haws, 512-895-2454
mitch.haws@freescale.com
or
Media:
Jacey Zuniga, 512-895-7398
jacey.zuniga@freescale.com